Exhibit 10.39

November 4, 2017

Via Electronic Mail and Hand Delivery Joshua T. Brumm

Re:Separation Agreement Dear Josh:

This letter agreement (the "Agreement") sets forth the terms of your separation and transition from Versartis, Inc. ("Versartis" or the "Company").

1.SEPARATION DATE. Your last date of employment with the Company will be December 1, 2017 (the "Separation Date"). On the Separation Date, the Company will pay you all accrued base salary and all accrued but unused vacation, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.

2.RESIGNATION. After the Separation Date, you will no longer be employed as Chief Operating Officer and Chief Financial Officer of the Company, or hold any other employment or officer position with the Company or any of its subsidiaries or affiliated entities.

3.SEPARATION BENEFITS. If you sign, date and return this Agreement within twenty-one (21) days after you receive it, and you allow all of the releases contained herein to become effective, then the Company will provide you with the following severance benefits (the "Severance Benefits"):

(a)Severance Payment. The Company will pay you a single lump sum amount of $510,008.00 (which is equivalent to twelve (12) months of your base salary in effect as of the Separation Date plus twelve (12) months of your monthly insurance premium for group health multiplied by 150%), subject to standard payroll deductions and withholdings. The severance  amount will be paid in a lump sum within ten (10) business days after the Effective Date of this Agreement, as defined in Paragraph 11(c) below.

(b)Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, "COBRA"), and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA on or after the Separation Date.

Joshua T. Brumm November 3, 2017

4.EQUITY AWARDS. You currently hold stock options and restricted stock units covering an aggregate of up to 547,829 shares of the Company's Common Stock (the "Equity Awards"), pursuant to Versartis, Inc. 2009 Stock Plan and the 2014 Equity Incentive Plan (each, a "Plan" and together, the "Plans") and your Equity Award grant documents.

(a)Accelerated Vesting of Options and RSUs. As of the Effective Date, the Company will accelerate the vesting of any unvested Equity Awards such that all shares that would have vested on or before June 1, 2018 shall be deemed vested and exercisable as of your last day of service with the Company.

(b)Extension of Exercise Period of Vested Options. As part of this Agreement, the Company will extend the period for you to exercise any Equity Awards vested as of December 1, 2017, until December 1, 2018; provided, however, that you will not be able to exercise any Options that have otherwise expired at the time you attempt to exercise them. The Company makes no representation as to the tax treatment of any such options.

(c)Except as expressly modified in Section 4(a) and (b), your Equity Awards shall continue to be governed by the applicable grant notice, option agreement, and governing stock option plan.

5.No OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written BRISA-qualified benefit plan (e.g., 401(k) account). By way of example but not limitation, you represent and warrant that you have not earned and are not owed any unpaid bonus or other incentive compensation. You also acknowledge and agree that, except for the severance payment provided herein, you shall not be entitled to receive, and will not receive, any other severance benefits of any kind including, without limitation, any such benefits set forth in your Employment Offer Letter Agreement, dated December 20, 2010 (the "Employment Agreement"). You also acknowledge and agree that the amount of Severance Benefits set forth herein exceeds any severance benefits you otherwise may have been entitled to receive under Section 5 of your Employment Agreement. Finally, you acknowledge and agree that you have not earned, and you will not be eligible to earn, any bonus amounts for calendar year 2015 or thereafter.

6.EXPENSE REIMBURSEMENTS. yOU agree to submit your final documented expense reimbursement statement within thirty (30) days of the Separation Date, reflecting any and all business expenses you incurred as an employee of the Company through the Separation Date and for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

Joshua T. Brumm November 3, 2017

7.RETURN OF COMPANY PROPERTY. On or within ten (10) days after  the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists  and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales  and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, servers and other handheld devices), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail  system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then on or within ten (10) days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Notwithstanding the foregoing, during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents and/or information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

8.NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors, employees, members, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry, or request for information as required by law.

9.No ADMISSIONS. Nothing in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

10.No VOLUNTARY ADVERSE ACTION; COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to

Joshua T. Brumm November 3, 2017

voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

11.RELEASE OF CLAIMS.

(a)General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the "Released Parties") from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the "Released Claims").

(b)	Scope of Release. This Released Claims include, but are not limited to:

(i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA''), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA ("ADEA Waiver"). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty-one  (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement ("Effective Date"). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

Joshua T. Brumm November 3, 2017

(d)Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Furthermore, in giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil  Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e)Excluded Claims. Exception to the foregoing, the following are not included in the Released Claims (the "Excluded Claims"): (i) any rights or claims for indemnification you may have pursuant to any fully signed written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and

(iii) any rights you have under this Agreement. Further, nothing contained in this Agreement shall limit or alter any rights you may have as a shareholder of the Company's stock. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal  Employment Opportunity Commission, the Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that  are not included in the Released Claims.

12.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the FMLA, CFRA, any applicable law, or Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers'  compensation claim.

13.DISPUTE RESOLUTION. To ensure rapid and   economical resolution of any disputes which may  arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment with the Company, or the termination of your employment from the Company, including but not limited to statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. ("JAMS") in San Francisco, California, in accordance with JAMS' then-applicable arbitration rules, which can be found at http://www.jamsadr.com/rules-clauses/, and which  will be provided to you upon request. The parties acknowledge that by agreeing to this arbitration proced ure, they waive the right to resolve any such dispute through a trial by ju ry, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding.   The

Joshua T. Brumm November 3, 2017

arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons  for the award, and the arbitrator's essential findings and conclusions on which the award is based. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator's fees and any other fees or costs unique to  arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14. MISCELLANEOUS. This Agreement, including Exhibit   A,   constitutes   the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below and return the signed Agreement to me within twenty (21) days after you receive it. The Company's offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

Joshua T. Brumm November 3, 2017

I wish you the best in your future endeavors and thank you for your contributions to the Company.

Sincerely,

VERSARTIS, INC.

By:  /s/ Jay P. Shepard

Jay P.Shepard

Chief Executive Officer

Exhibit A-Proprietary Information and Inventions Agreement

REVIEWED, UNDERSTOOD AND AGREED:

/s/ Joshua T. Brumm

Joshua T. Brumm

11/20/17

Date

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT